Josephberg Grosz & Co., Inc.
                     Investment Bankers
                     633 Third Avenue     o New York, NY 10017
                     Tel: (212)974-9926   o Fax: (212) 397-5832
                     Dir: (646)485-3151   o e-mail: Gaelynberg@aol.com



                                                        July 13, 2000
Janet Greeson, Ph.D.
President
Steroidogenesis Inhibitors International, Inc.
101 Convention Center Drive
Las Vegas, Nevada 89109

Dear Janet:

I. The purpose of this letter is to set forth the terms of our agreement (the "Agreement") with respect to the compensation which Josephberg Grosz & Co., Inc. or their designees ("JGC") are to receive for assisting and advising Steroidogenesis Inhibitors International, Inc. or related entities, direct or indirect (the "Company"), in obtaining a capital infusion of equity, debt, bridge financing, merger and acquisitions, letter or line of credit, lease financing or other types of financial transactions, including any transactions of financial value (the "Financing"). Our focus will be on providing the Company with equity for working capital needs in the $5,000,000 range and acquisition capital in the $15,000,000 range.

II. To assist the Company in obtaining Financing, the Company agrees to engage JGC as its agent with respect to all Financing sources, direct or indirect, (the "Investor") introduced by JGC. When such Financing from any Investor introduced to the Company by JGC directly or indirectly, (other than a Financing in the nature of one described in paragraphs III & IV below) is provided, JGC will be compensated by the Company, in full, at the closing of the Financing, by receiving a total fee of 8(6% cash; 2% stock), the fee due JGC when received by the Company and equal to the total gross dollar value received or to be received (including any form of equity, bridge, stock, warrant conversion, convertible securities or subordinated debt Financing) by the Company (i.e. $5,000,000 Financing provided; JG Capital, Inc. receives a cash fee of 6%, to be $300,000 and a fee of 2% in the form of common stock of the Company to JG Capital, Inc. at the same valuation, rights and price as the Investor). In addition, JGC will have the right to invest in the Company by receiving, at the closing of the Financing, a five year warrant. Such warrant shall give JGC or its designees the right, at anytime over a five year period, to purchase securities on a cashless basis in the Comapny equal to 10% of the total shares issued to the Investor at the same price, the same type securities and the same rights as the Investor (i.e. $5,000,000 Financing provided, JGC's designees receive warrants to purchase shares of the same type securities and at the same price and valuation as the Investor at the time of Financing at anytime over a five year period). Any and all securities and/or warrants and securities underlying such warrants to be received by JGC and its designees shall have appropriate piggy-back and registration rights and in any case become free trading immediately following 144 holding period.

III. For senior debt, credit facilities, guarantees; lease financing and letter or line of credit Financing, JGC's cash fee, if such is provided by an Investor introduced by JGC, and accepted by the Company, shall be 3.0% of the total dollar value received by the Company.

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Page 2 of 3

IV. In the event the Company enters into a merger, acquisition or joint venture with an Investor or entity introduced by JGC or entities or Investors negotiated with on behalf of the Company by JGC, JGC will be compensated by the Company, in full, at the closing thereof, in accordance with the 5/4/3 Formula, (i.e. by receiving a cash fee of 5% of the first $1,000,000 of Value received by the Company or the Investor, wichever is applicable, 4% of the second $1,000,000, and 3% of all Value received in excess of $2,000,000). While not all inclusive, Value shall include total cash, notes, debt, stock, consulting, non-compete, earn-out, sales and royalty agreements.

V. The fees in paragraphs II, III and IV above are totally independent of one another and are based upon the type or types of transactons JGC arranges.

VI. Upon the execution of this Agreement the Compnay agrees to pay JG Capital, Inc. an engagement fee equal to $25,000 with shares of the Company's common stock and cash.

VII. This Agreement may be terminated or amended by the Company sixty days from the signing of this Agreement or anytime thereafter with ten days prior written notice. Termination of this Agreement shall not release the Company of its obligation to compensate JGC or its designees for its services rendered including the completion of the Financing as it relates to this Agreement, including paragraphs two, three and four. In other words, JGC shall be compensated if any party introduced to the Company by JGC directly or indirectly, per paragraphs II, III and IV, enters into a transaction or provides Financing as long as the transaction (transactions) or Financing (Financings) was provided or committed to by those parties within 24 months after termination of this Agreement.

VIII. It is understood and agreed that you shall have the right to accept or reject in your judgement the terms of any Financing or transaction proposed by any Financing Sources, Investors, strategic partners and/or corporations presented to you. If such Financing is provided by the Investor to the Company and accepted, as a condition to the closing, the Company agrees to represent to JGC, to the Investor and the Company's and Investors attorneys prior to the closing of the transaction or Financing that the cash portion of the fees due and payable to JGC as they apply to this Agreement will be paid to JGC by wire transfer or certified check at the closing of the transaction and/or Financing along with any and all othe fees due JGC (stock, etc.). The Company also agrees to copy JGC promptly on all correspondence between all prospective Investors and the Company and provide a copy of all closing documents to JGC at closing.

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Page 3 of 3

IX. This Agreement shall be governed and construed in accordance with the laws of the State of New York. In the event of any dispute between us regarding the subject matter of this Agreement, such dispute shall be submitted to arbitration before a single arbitrator in New York City in accordance with the rules of the American Arbitration Association. Any decision or award shall be final and binding upon the parties hereto. All legal fees, arbitration fees, filing fees, collection fees, expenses and the maximum interest rate allowed by law shall be paid to the prevailing party by the losing party. If you are in Agreement to the foregoing, please sign and date below.


                                 Sincerely,
                                 Josephberg Grosz & Co., Inc.


                                 By:  /s/  Richard A. Josephberg   July 19, 2000
                                     ----------------------------  -------------
                                           Richard A. Josephberg        Date
                                           Chairman




AGREED AND ACCEPTED:
Steroidogenesis Inhibitors International, Inc.


By:  /s/  Janet Greeson           July 19, 2000
    ----------------------------  -------------
          Janet Greeson, Ph.D.         Date
          President